SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549



                             FORM 8-K

                          CURRENT REPORT
                Pursuant to Section 13 or 15(d) of
               the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported):
                        September 18, 1995



                       Mid-America Bancorp
      (Exact name of registrant as specified in its charter)

                             Kentucky
          (State or other jurisdiction of incorporation)

     1-10602                                 61-1012933
(Commission File Number)               (I.R.S. Employer
Identification Number)

500 West Broadway, Louisville, Kentucky
40202
(Address of principal executive offices)                    (Zip
Code)

                          (502) 589-3351
       (Registrant's telephone number, including area code)

Item 5.  Other Events

     On September 18, 1995, the Registrant issued the following press release:


September 18, 1995

FOR IMMEDIATE RELEASE

     (Mid-America Bancorp, Louisville, KY, AMEX Symbol: MAB) -

The Company announced today that the management of its principal banking subsidiary, Mid-America Bank of Louisville & Trust Company, has classified loans totaling $14.4 million to a Louisville-based real estate development firm as "impaired" and put on a non-accrual basis. This increases the impaired loans of the Company to approximately $17 million (before reduction for the charge-off indicated below) compared with $3.7 million reported at June 30, 1995. As of this date, the Company reported total assets of $1.2 billion, with loans totaling approximately $696 million.

Each of the loans is secured by real estate, and in accordance with generally accepted accounting principles, a provision for loan losses and corresponding charge-off with respect to these loans will be reflected in the third quarter operating results of the Company.

While the amount of the third quarter provision will depend, in part, on the results of detailed real estate appraisals now underway, management expects, based on information currently available, that the third quarter provision for loan losses and the reversal of previously accrued interest attributable to these loans will likely be between $3 million and $6 million, which will reduce after tax earnings by between $2 million and $4 million. On a per share basis, this event would amount to a reduction of between $0.23 and $0.45. If the reduction is in the upper range of this estimate, it would produce a loss for the third quarter, but even in this event, the Company will report a profit for the first nine months. Earnings for the first six months of 1995 were $6,031,000 or $0.68 per share, versus $5,535,000 or $0.62 per share for the first six months of 1994.

The recording of this provision for loan losses will have no effect on the normal dividend policy of the Company.

Bertram W. Klein, Chairman and CEO of the Company, stated: "These loans represent a seasoned credit facility which, in accordance with our customary policy, is monitored closely. While recent events have required classification of these loans, the Bank's capital continues to grow and remains well above regulatory guidelines."


                          * * * * * * *


          Questions about this Release should be
          directed to Steven Small, Chief Financial
          Officer of Mid-America Bancorp, at (502) 562-5878.

                         SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   Mid-America Bancorp
                                     (Registrant)


Date: September 18, 1995              By: /s/ Steven Small

                                      Steven Small
                                      Executive Vice President
and
                                      Chief Financial Officer